Exhibit No. 11.1

                    Commerce Bancorp, Inc. and Subsidiaries
                      Computation of Net Income Per Share
                (dollars in thousands, except per share amounts)

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
                                                                             Year Ended
                                                                             December 31,
                                                                   1996           1995            1994
Primary Net Income Per Share
Adjustment of income:
  Net income                                                       $26,625        $23,485        $20,377
  Preferred stock dividends                                            563            563          1,074
                                                                   -------        -------        -------
  Adjusted net income applicable to
    common stock                                                   $26,062        $22,922        $19,303
                                                                   =======        =======        =======

Average shares of common stock and
  equivalents outstanding:
    Average common shares outstanding                               12,060         11,553          9,327
    Common stock equivalents - dilutive
      options                                                          491            350            311
                                                                   -------        -------        -------
    Average shares of common stock and
      equivalents outstanding                                       12,551         11,903          9,638
                                                                    ======        =======        =======

Net income per share of common stock                               $  2.08        $  1.92        $  2.00
                                                                   =======        =======        =======

Fully Diluted Net Income Per Share
Net income applicable to common stock
  on a fully diluted basis                                         $26,625        $23,485        $20,377
Less: additional ESOP contribution
  under the if-converted method                                        103            133            150
                                                                   -------        -------        -------
Adjusted net income applicable to
  common stock on a fully diluted basis                            $26,522        $23,352        $20,227
                                                                   =======        =======        =======

Average number of shares outstanding on a fully
  diluted basis:
    Average common shares outstanding                               12,060         11,553          9,327
    Additional shares considered in fully
      diluted computation assuming:
        Exercise of stock options                                      712            423            352
        Conversion of preferred stock                                  616            616          1,188
                                                                   -------        -------        -------
Average number of shares outstanding
  on a fully diluted basis                                          13,388         12,592         10,867
                                                                    ======         ======        =======

Fully diluted net income per share of
  common stock                                                     $  1.98        $  1.85        $  1.86
                                                                   =======        =======        =======
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